EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

R. Scott Montgomery	Fred A. Nielson	Al Palombo
Senior Vice President	Investor Relations	Cameron Associates
Worldwide Operations	(636) 733-1314	Investor Relations
(636) 733-1306		(212) 554-5488

Relìv International Reports Second Quarter 2005 Results of Operations

Company Delivers 65 Percent Increase in Net Income with 19 Percent Growth in Net Sales

FOR IMMEDIATE RELEASE

CHESTERFIELD, MO, August 3, 2005 -- Relìv International, Inc. (Nasdaq/NM - RELV), an international manufacturer and network marketer of nutritional supplements and other food technology products, today announced its results of operations for the three months ended June 30, 2005 and for the first half of the year.

A strong performance in the United States led to a 65 percent increase in net income during the second quarter. Net income available to common shareholders reached $1.98 million, or $0.12 per share (diluted), up from earnings of $1.2 million, or $0.07 per share (diluted) in the second quarter of 2004. Relìv’s worldwide net sales increased 19 percent, reaching $28.5 million in the second quarter of 2005, compared to sales of $23.9 million in the second quarter of 2004.

For the first half of 2005, Relìv’s net income available to common shareholders was $4.04 million – or $0.24 per share (diluted). This compares to earnings of $2.83 million, or $0.17 per share (diluted), during the first half of 2004 – a 43 percent increase versus the prior-year period. First-half net sales grew 21 percent, reaching $57.5 million – compared to $47.3 million during the first six months of 2004.

Sales growth in the United States, Relìv’s largest market, continues to set the pace for Reliv’s overall results. U.S. net sales climbed 28 percent in the second quarter of 2005 compared to the same period last year. Relìv reported mixed results from its international markets, with strong growth in Canada (up 20 percent) and the United Kingdom/Ireland (up 62 percent) offset by sales declines in other international operations.

Robert L. Montgomery, President and Chief Executive Officer of Relìv, said, “We are particularly pleased to see exceptional earnings growth in the second quarter, rewarding our shareholders for the outstanding sales performance we continue to achieve in the United States and other key markets. We intend to build on those results in the second half of the year, by leveraging the strength of an exciting new market, and the growing popularity of products like CardioSentials™.”

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Relìv International, Inc.

ADD ONE

Introduced in February 2005, CardioSentials™ generated sales of $1.1 million in the second quarter – or approximately 5 percent of U.S. net product sales. This new dietary supplement is attracting attention in the marketplace, in part because it was shown through an independent clinical study to be safe and effective in reducing cholesterol levels, a significant risk factor for heart disease.

Mr. Montgomery noted that the company entered its 11th country worldwide, when Relìv opened for business in Germany on July 18. “It is an extremely attractive market for us,” Mr. Montgomery said, “not only because it is one of the top five countries in the world for direct selling, but it also represents our first foray into continental Europe. We are excited about the opportunity to build a growing presence for Relìv in this largely untapped market.” Along with Germany, Reliv now sells its products in 10 other countries: United States, Australia, Canada, Ireland, Malaysia, Mexico, the Philippines, Singapore, New Zealand, and the United Kingdom.

Relìv International, Inc., based in suburban St. Louis, manufactures and distributes several lines of food products, including nutritional and fiber supplements, diet management products, functional foods, sports drink mixes and a line of premium skin care products. Its proprietary product lines include an extensive line of soy-based products. Relìv International’s common stock trades on The Nasdaq Stock Market® under the symbol RELV.

Reliv will host a conference call to discuss the second quarter 2005 earnings with investors at 1:00 p.m. Eastern Time on August 3, 2005. The dial-in number for investors is 866-271-5140. Participant pass code is 30789299. To register, please call in 15 minutes prior to start of call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using pass code 55342707. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section twenty-four hours after the call concludes. Please access the web site at least 15 minutes before the scheduled conference call to register.

For more information about Reliv, please visit our website at www.reliv.com

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NOTE: Any statement released by Relìv International, Inc. that is forward looking is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company’s business prospect and performance. This includes economic, competitive, governmental, technological and other factors discussed in the Company’s filings with the SEC on forms 10-K and 10-Q.

-- FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	June 30	December 31
	2005	2004
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,836,812	$10,151,503
Accounts and notes receivable, less allowances of
$23,700 in 2005 and $11,500 in 2004	568,017	872,592
Accounts due from employees and distributors	81,850	70,620
Inventories	6,561,068	5,896,782
Other current assets	2,058,746	2,627,118

Total current assets	15,106,493	19,618,615
Other assets	1,866,420	1,409,903
Net property, plant and equipment	10,502,930	9,968,149

Total Assets	$27,475,843	$30,996,667

Liabilities and Stockholders' Equity

Total current liabilities	$13,121,395	$8,151,968
Total non-current liabilities	3,446,366	4,653,946
Stockholders' equity	10,908,082	18,190,753

Total Liabilities and Stockholders' Equity	$27,475,843	$30,996,667

Consolidated Statements of Income
	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales at Retail	$41,055,868	$34,280,799	$83,011,088	$68,139,940
Less: Distributor allowances on product purchases	12,509,782	10,389,594	25,485,906	20,770,903

Net Sales	28,546,086	23,891,205	57,525,182	47,369,037

Costs and expenses:
Cost of products sold	4,711,472	4,000,626	9,654,776	7,854,905
Distributor royalties and commissions	11,379,011	9,562,686	23,090,727	18,883,076
Selling, general and administrative	9,190,021	8,314,261	18,153,307	15,835,211

Total Costs and Expenses	25,280,504	21,877,573	50,898,810	42,573,192

Income from operations	3,265,582	2,013,632	6,626,372	4,795,845
Other income (expense):
Interest expense, net	(37,664)	(18,788)	(53,131)	(63,549)
Other income, net	45,856	8,023	48,922	22,218

Income before income taxes	3,273,774	2,002,867	6,622,163	4,754,514
Provision for income taxes	1,295,000	802,000	2,580,000	1,912,000

Net Income	1,978,774	1,200,867	4,042,163	2,842,514

Preferred dividends accrued and paid	-	-	-	12,292

Net income available to common shareholders	$1,978,774	$1,200,867	$4,042,163	$2,830,222

Earnings per common share
Basic	$0.12	$0.08	$0.25	$0.19

Diluted	$0.12	$0.07	$0.24	$0.17
Weighted average shares of common stock
and common stock equivalents outstanding
Basic	16,096,000	15,393,000	16,216,000	15,285,000

Diluted	16,622,000	17,389,000	16,825,000	16,976,000

Reliv International, Inc. and Subsidiaries
ADD THREE

Active Distributors and Master Affiliates by Region

	as of 6/30/2005		as of 6/30/2004		Change in %
		Master Affiliates		Master Affiliates		Master Affiliates
	Distributors		Distributors		Distributors

United States	50,240	13,090	45,040	9,870	11.5%	32.6%
Australia/New Zealand	2,790	240	2,770	230	0.7%	4.3%
Canada	1,370	190	1,350	160	1.5%	18.8%
Mexico	5,880	420	7,740	760	-24.0%	-44.7%
United Kingdom/Ireland	530	60	410	50	29.3%	20.0%
Philippines	5,640	500	6,510	580	-13.4%	-13.8%
Malaysia/Singapore	3,780	680	4,080	520	-7.4%	30.8%

Consolidated total	70,230	15,180	67,900	12,170	3.4%	24.7%

Net sales by Region	Three months ended June 30
(in thousands)
	2005		2004		Change from prior year	Change in %
	$	% of sales	$	% of sales

United States	26,088	91.4%	20,446	85.6%	5,642	27.6%
Australia/New Zealand	505	1.8%	565	2.4%	-60	-10.6%
Canada	456	1.6%	378	1.6%	78	20.6%
Mexico	293	1.0%	664	2.8%	-371	-55.9%
United Kingdom/Ireland	235	0.8%	145	0.6%	90	62.1%
Philippines	479	1.7%	674	2.8%	-195	-28.9%
Malaysia/Singapore	490	1.7%	1,019	4.3%	-529	-51.9%
Germany	0	0.0%	0	0.0%	0	0.0%

Consolidated Total	28,546	100.0%	23,891	100.0%	4,655	19.5%

Net sales by Region	Six months ended June 30
(in thousands)
	2005		2004		Change from prior year	Change in %
	$	% of sales	$	% of sales

United States	52,057	90.5%	41,017	86.6%	11,040	26.9%
Australia/New Zealand	1,081	1.9%	1,158	2.4%	-77	-6.6%
Canada	907	1.6%	776	1.6%	131	16.9%
Mexico	835	1.5%	1,335	2.8%	-500	-37.5%
United Kingdom/Ireland	402	0.7%	289	0.6%	113	39.1%
Philippines	1,280	2.2%	1,370	2.9%	-90	-6.6%
Malaysia/Singapore	963	1.7%	1,424	3.0%	-461	-32.4%
Germany	0	0.0%	0	0.0%	0	0.0%

Consolidated Total	57,525	100.0%	47,369	100.0%	10,156	21.4%

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